Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2.5 Year Autocallable Buffer Securities Linked to SPX Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The S&P 500 ® Index (ticker: “SPX”) Pricing date: December 21, 2023 Valuation dates: December 24, 2024 (the “interim valuation date”) and June 22, 2026 (the “final valuation date”) Maturity date: June 25, 2026 Return amount: $1,000 п the underlying return п the upside participation rate Upside participation rate: 200.00% Final buffer value: 90.00% of the initial underlying value Buffer percentage: 10.00% Automatic early redemption: If on the interim valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the premium Premium: 7.00% to 9.00% per annum* CUSIP / ISIN: 17291TJF6 / US17291TJF66 Initial underlying value: The closing value on the pricing date Final underlying value: The closing value on the final valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Payment at maturity (if not autocalled): • If the final underlying value is greater than the initial underlying value: $1,000 + the return amount • If the final underlying value is less than or equal to the initial underlying value but greater than or equal to the final buffer value: $1,000 • If the final underlying value is less than the final buffer value: $1,000 + [$1,000 п (the underlying return + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Preliminary pricing supplement: Preliminary Pricing Supplement dated December 1, 2023 * The actual premiumwill be determined on the pricing date.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment at Maturity per Security  The Underlying  The Securities Assumes the securities have not been automatically redeemed prior to maturity. Hypothetical Underlying Return on Final Valuation Date Hypothetical Security Return Hypothetical Payment at Maturity 50.00% 100.00% $2,000.00 C 25.00% 50.00% $1,500.00 5.00% 10.00% $1,100.00 0.00% 0.00% $1,000.00 B - 5.00% 0.00% $1,000.00 - 10.00% 0.00% $1,000.00 - 10.01% - 0.01% $999.90 - 25.00% - 15.00% $850.00 A - 50.00% - 40.00% $600.00 - 100.00% - 90.00% $100.00 Hypothetical Interim Payment per Security ** Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Initial Underlying Value Premium Hypothetical Redemption December 24, 2024 7.00% $1,070.00 If the closing value of the underlying is not greater than or equal to the initial underlying value on the interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium. ** The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary.

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion of your investment . Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances . If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value . If the final underlying value is less than the final buffer value, which means that the underlying has depreciated from the initial underlying value by more than the buffer percentage, you will lose 1 % of the stated principal amount of your securities for every 1 % by which that depreciation exceeds the buffer percentage . • The securities do not pay interest . • You will not receive dividends or have any other rights with respect to the underlying . • The securities may be automatically redeemed prior to maturity. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. T h e a bo v e s u mm a r y o f s e l e c t e d ri s k s do e s no t d e s c ri b e a l l o f t h e ri s k s a ss o c i a t e d w i t h a n i n v e s t m e n t i n t h e s e c u ri t i e s . Y o u s hou l d r e a d t h e a cc o m p a n y i n g p r e li m i n a r y p ri c i n g s upp l e m e n t a n d p r odu c t s upp l e m e n t fo r a m o r e c o m p l e t e d e s c ri p t i o n o f ri s k s r e l a t i n g t o t h e s e c u ri t i e s . Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.